Exhibit 99.2
FPL GROUP SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS COMPLETES REVIEW OF PAYMENTS TO EXECUTIVES IN CONNECTION WITH ENTERGY TRANSACTION

JUNO BEACH, Fla. -- FPL Group, Inc. (NYSE:FPL) announced today that its special committee of independent directors, in conjunction with the law firm Wilmer, Cutler & Pickering, has completed a comprehensive review of payments made in December 2000 to senior executives and nearly 700 other employees in connection with FPL Group's proposed merger with Entergy Corporation, concluding that it was contractually obligated to make "change of control" payments upon shareholder approval of the merger. The merger was subsequently terminated by mutual consent. Results of the review are contained in a 98-page report from the special independent committee filed in federal court today.

The special independent committee's report, based on months of interviews and a review of nearly 100,000 pages of documents, recommends that FPL Group seek dismissal of the two shareholder lawsuits which contend that the company had no contractual obligation to make the payments. The report notes that the company's 1994 Long Term Incentive Plan (LTIP) was approved by shareholders on two separate occasions, in both 1994 and 1999. According to the report, the company's 2000 proxy statement, which was sent to shareholders in connection with their approval of the merger, "contained numerous references to the fact that FPL Group would make accelerated LTIP payments upon shareholder approval of the merger."

After careful review of the special independent committee report, the FPL Group board (with only independent directors participating) has determined that pursuit of the plaintiffs' claims is not in the best interest of the company's shareholders. Therefore, FPL Group said it intends to file a motion to dismiss the consolidated lawsuits.

Additionally, during the course of the special committee's investigation of the allegations in the lawsuits, a separate question arose concerning the interpretation of the provisions of the LTIP pursuant to which the payments to eight senior officers were calculated. The board, the affected officers (two of whom have retired from the company), and their respective legal counsel are discussing resolution of the issue. Any change from the original interpretation could result in a repayment to the company of up to approximately $9 million.

FPL Group, with annual revenues of more than $8 billion, is nationally known as a high quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 21 states, it is widely recognized as one of the country's premier power companies. Its principal subsidiary, Florida Power & Light Company, serves approximately 4 million customer accounts in Florida. FPL Energy, LLC, an FPL Group energy-generating subsidiary, is a leader in producing electricity from clean and renewable fuels. Additional information is available on the Internet at www.fplgroup.com, www.fpl.com and fplenergy.com.